EXHIBIT 99.1
CONTACT:
G. Scott Segler
Chief Financial Officer (908) 454-7774
SENTIGEN HOLDING CORP. ANNOUNCES THIRD QUARTER RESULTS
Phillipsburg, NJ, November 7, 2006: Sentigen Holding Corp. (Nasdaq: SGHL), today reported results for the quarter and nine months ended September 30, 2006. Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
Consolidated Results of Continuing Operations
     Revenues for the three months ended September 30, 2006 were $916,921, a 50% decrease over the revenues of $1,852,317 for the three months ended September 30, 2005. All our revenues are attributed to CMT, which accounted for $916,921 of our consolidated revenues for the three months ended September 30, 2006 and a 44% decrease when compared to CMT’s revenues for the three months ended September 30, 2005.
     Revenues for the nine months ended September 30, 2006 were $3,214,544, a 40% decrease over revenues of $5,314,032 for the nine months ended September 30, 2005. CMT accounted for $2,576,976 of our consolidated revenues for the nine months ended September 30, 2006 and a 46% decrease when compared to CMT’s revenues for the nine months ended September 30, 2005. The remainder of the revenues on a consolidated basis was primarily due to Sentigen Biosciences’ contract with TSWG which accounted for $453,569 of revenue for the nine months ended September 30, 2006.
     The loss from continuing operations for the three months ended September 30, 2006 was $1,324,437 or $0.17 per share. This compares to a loss from continuing operations of $391,748 or $0.05 per share for the three months ended September 30, 2005. The increase in loss was primarily due to a decrease in income from continuing operations of CMT and increases in legal and professional fees related to the proposed merger with Invitrogen (see Definitive Proxy Statement dated October 18, 2006), offset in part by reductions in executive compensation and research and development expenses.
     The loss from continuing operations for the nine months ended September 30, 2006 was $2,883,915 or $0.38 per share. This compares to a loss from continuing operations of $1,598,406 or $0.21 per share for the nine months ended September 30, 2005. The increase in loss was primarily due to a decrease in income from continuing operations of CMT and increases in legal and professional fees related to the proposed merger with Invitrogen (see Definitive Proxy Statement dated October 18, 2006), offset in part by reductions in executive compensation and research and development expenses.
Results of Continuing Operations by Segment
     Cell & Molecular Technologies, Inc. Income from continuing operations attributable to CMT for the three months ended September 30, 2006 decreased 148% to a loss of $149,753. This is in comparison to income of $312,025 for the three months ended September 30, 2005. Income from continuing operations attributable to CMT for the nine months ended September 30, 2006 decreased by 170% from $842,161 for the nine months ended September 30, 2005 to a loss of $589,897. The decrease was primarily driven by CMT’s decreased revenues.
     Sentigen Biosciences. Loss from continuing operations attributable to Sentigen Biosciences for the three months ended September 30, 2006 was $349,660, a 19% increase when compared to the loss from operations of $294,395 for the three months ended September 30, 2005. Loss from continuing operations attributable to Sentigen Biosciences for the nine months ended September 30, 2006 was $718,170, a 36% improvement when compared to the loss from operations of $1,130,867 for the nine months ended September 30, 2005. The increase in loss was primarily due to the decrease in research and development costs and the closure of Sentigen Biosciences’ New York City facility.

     Corporate. Loss from continuing operations attributable to corporate holding company expenses for the three months ended September 30, 2006 was $908,153. This compares to a loss attributable to corporate holding company expenses of $476,197 for the three months ended September 30, 2005, an increase of 91%. The increase in loss was primarily due to increased professional legal and public company expenses, offset by decreased executive compensation expenses. Loss from continuing operations attributable to corporate holding company expenses for the nine months ended September 30, 2006 was $1,824,175. This compares to a loss attributable to corporate holding company expenses of $1,521,072 for the nine months ended September 30, 2005, an increase of 20%. The increase was primarily due to an increase in legal and professional fees, offset by declines in commercial insurance and executive compensation.
Discontinued Operations
     Income from discontinued operations was $412,987 for the nine months ended September 30, 2006. This was a result of recognizing an expected refund of taxes paid based on filing our state and federal tax returns in September 2006 and reversing accrued taxes payable related to the February 2005 sale of Specialty Media.
Cash and Working Capital
     At September 30, 2006, we had $234,026 in cash and cash equivalents, $11,172,186 in U.S. Treasury Notes at market value, and $10,182,946 in working capital. This compares to $106,622 in cash and cash equivalents, $13,378,020 in U.S. Treasury Notes, at market value, and $11,846,492 in working capital at December 31, 2005. We believe that our financial resources will be sufficient to fund operations and capital requirements for at least the next 12 months. To the extent the proposed merger with Invitrogen is not consummated, we will need substantial amounts of additional financing to fully commercialize the research programs undertaken by us, which financing may not be available or if available may not be on reasonable terms.

SENTIGEN HOLDING CORP. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
Income statement highlights :

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
Cell & Molecular Technologies, Inc.	$916,921	$1,627,854	$2,576,976	$4,734,584
Sentigen Biosciences	—	224,463	637,568	579,448

	916,921	1,852,317	3,214,544	5,314,032
Income (Loss) After Direct Costs
Cell & Molecular Technologies, Inc.	511,169	1,023,536	1,270,117	2,949,366
Sentigen Biosciences	(25)	109,498	326,324	253,187

	511,144	1,133,034	1,596,441	3,202,553
Operating (loss) income
CMT	(149,753)	312,025	(589,897)	842,161
Sentigen Biosciences	(349,660)	(294,395)	(718,170)	(1,130,867)
Corporate	(908,153)	(476,197)	(1,824,175)	(1,521,072)

Operating loss	(1,407,566)	(458,567)	(3,132,242)	(1,809,778)

Loss from continuing operations	(1,324,437)	(391,748)	(2,883,915)	(1,598,406)

Income from discontinued operations, net of tax (including gain on disposal of $4,773,810, net of tax of $889,209 for the nine months ended September 30, 2005)	412,987	—	412,987	4,835,122

Net (loss) income	$(911,450)	$(391,748)	$(2,470,928)	$3,236,716

Net (loss) income per share information:
Basic and diluted net loss per share from continuing operations	$(0.17)	$(0.05)	$(0.38)	$(0.21)
Basic and diluted net income per share from discontinued operations	$0.05	$—	$0.05	$0.64
Basic and diluted net (loss) income per share	$(0.12)	$(0.05)	$(0.33)	$0.43
Weighted Average shares outstanding — basic and diluted	7,694,542	7,474,542	7,599,254	7,472,867

Balance Sheet Highlights:

	September 30,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$234,026	$106,622
U.S. treasury notes, available for sale, at fair value	11,172,186	13,378,020
Total current assets	12,009,508	14,531,489
Total assets	12,612,974	15,600,243

Current maturities of long-term debt	207,744	191,383
Total current liabilities	1,826,562	2,684,997
Total liabilities	2,312,772	3,336,407

Total stockholders’ equity	$10,300,202	$12,263,836
Forward Looking Statements
     This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K , a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.
About Sentigen Holding Corp.
     Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
     As previously disclosed in a press release dated September 1, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Invitrogen Corporation (“Invitrogen”), a Delaware corporation, and Arctic Fox Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Invitrogen (“Merger Sub”) on August 31, 2006. A special meeting of the stockholders of Sentigen is scheduled for November 14, 2006 to consider and vote upon a proposal to adopt the Merger Agreement.
     CMT provides contract research and development services to companies engaged in the drug discovery process in the following areas: molecular and cell biology, gene expression and protein biochemistry, bio-processing, high throughput screening support services, mouse genetics, and cell-based GPCR selectivity profiling. CMT works in cooperation with Sentigen Biosciences to commercialize specific applications of the Tango™ Assay System.
     Sentigen Biosciences has been primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences has initially targeted its Tango™ Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. Sentigen Biosciences is devoting a significant portion of its research effort and resources to the development of a novel molecular profiling system, which the Company through CMT is commercializing. Management intends to continually review the commercial validity of the Tango™ Assay System, its applicability to functionalizing orphan GPCRs and the prospects of our new novel molecular profiling system in order to make the appropriate decisions as to the best way to allocate our limited resources. While we believe our technology capabilities in the bioscience area are substantial, up to this point, Sentigen Biosciences has incurred substantial operating losses. Although we have completed several pilot research collaborations, we have not entered into any drug discovery or development agreements, nor can any assurance be given that we will be able to do so on terms that are acceptable to us.
     For more information on our companies, please visit their respective websites: http://www.cmt-inc.net and http://www.sentigen.com.